SECURITIES & EXCHANGE COMMISSION
                           Washington, D.C. 20549
                           ______________________

                               SCHEDULE 13G



	   	Under the Securities Exchange Act of 1934




		               Microvision, Inc.
                               (Name of Issuer)

                                Common Stock
                        (Title of Class of Securities)

                                 594960106
                               (CUSIP Number)

                                May 4, 2006
            (Date of event which requires filing of this statement)


 Check the appropriate box to designate the rule pursuant to which this
Schedule 13G is filed:
                              [X]  Rule 13d-1(b)
                              [ ]  Rule 13d-1(c)
                              [ ]  Rule 13d-1(d)






     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                         Continued on following pages
                           (Page 1 of 11 Pages)

                             Exhibit List: Page 11

CUSIP No. 594960106                  13G                   Page 2 of 11 Pages

____________________________________________________________________________

     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                    SATELLITE STRATEGIC FINANCE ASSOCIATES, LLC

_____________________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [X]
_____________________________________________________________________________
     (3)    SEC USE ONLY
_____________________________________________________________________________
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
            ANGUILLA
_____________________________________________________________________________
NUMBER OF      (5)  SOLE VOTING POWER
                           0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                           1,478,456
OWNED BY       ___________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                           0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                           1,478,456
_____________________________________________________________________________
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                    1,478,456
_____________________________________________________________________________
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
	               																[ ]
_____________________________________________________________________________
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                     5.6%
_____________________________________________________________________________
     (12)    TYPE OF REPORTING PERSON **
                     00
_____________________________________________________________________________
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 594960106                  13G                   Page 3 of 11 Pages

____________________________________________________________________________

     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                   SATELLITE ASSET MANAGEMENT, L.P.
_____________________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                   (a)  [ ]
                                                                   (b)  [X]
_____________________________________________________________________________
     (3)    SEC USE ONLY
_____________________________________________________________________________
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                  DELAWARE
_____________________________________________________________________________
NUMBER OF      (5)  SOLE VOTING POWER
                         0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                         1,478,456
OWNED BY       ___________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                         0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                         1,478,456
_____________________________________________________________________________
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                    	 1,478,456
_____________________________________________________________________________
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES**
                     							[ ]
_____________________________________________________________________________
     (11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                     5.6%
_____________________________________________________________________________
     (12)    TYPE OF REPORTING PERSON **
                     PN
_____________________________________________________________________________
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 594960106                   13G                 Page 4 of 11 Pages

____________________________________________________________________________

     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                   SATELLITE FUND MANAGEMENT, LLC
_____________________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [X]
_____________________________________________________________________________
     (3)    SEC USE ONLY
_____________________________________________________________________________
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                  DELAWARE
_____________________________________________________________________________
NUMBER OF      (5)  SOLE VOTING POWER
                         0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                          1,478,456
OWNED BY       ___________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                         0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                          1,478,456
_____________________________________________________________________________
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                     1,478,456
_____________________________________________________________________________
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES**
                     							[ ]
_____________________________________________________________________________
     (11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                     5.6%
_____________________________________________________________________________
     (12)    TYPE OF REPORTING PERSON **
                     OO
_____________________________________________________________________________
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 594960106                  13G                   Page 5 of 11 Pages

____________________________________________________________________________

Item 1(a).     NAME OF ISSUER:

               MICROVISION, INC. (the "Issuer").

Item 1(b).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               6222 185th Avenue NE, Redmond, WA  98052

Item 2(a).     NAME OF PERSON FILING:

  This statement is filed by:
  (i)    Satellite Strategic Finance Associates, LLC ("SSFA")
  (ii)   Satellite Asset Management, L.P. ("Satellite Asset Management"); and
  (iii)  Satellite Fund Management LLC ("Satellite Fund Management").

	This statement relates to Shares (as defined herein) held by SSFA over which Satellite Asset Management has discretionary investment trading authority. The general partner of Satellite Asset Management is Satellite Fund Management. Satellite Fund Management has four members that make investment decisions on behalf of SSFA. Investment decisions made by such members, when necessary, are made through approval of a majority of such members.

        The foregoing persons are hereinafter sometimes collectively referred to as the "Reporting Persons." Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.


Item 2(b).     ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

     The address of the business office of each of the Reporting Persons is 623 Fifth Avenue, 19th Floor, New York, NY 10022


Item 2(c).     CITIZENSHIP:

  1) SSFA is an Anguilla limited liability company;

  2) Satellite Asset Management is a Delaware limited partnership; and

  3) Satellite Fund Management is a Delaware limited liability company.

CUSIP No. 594960106                  13G                   Page  6 of 11 Pages

__________________________________________________________________________

Item 2(d).     TITLE OF CLASS OF SECURITIES:

                Common Stock, $0.001 par value per share (the "Shares")

Item 3.  IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) or
         13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

          (a) [ ] Broker or dealer registered under Section 15 of the Act,

          (b) [ ]   Bank as defined in Section 3(a)(6) of the Act,

          (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act,

          (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940,

          (e) [x]   Investment Adviser in accordance with Rule
                    13d-1 (b)(1)(ii)(E),

          (f) [ ] Employee Benefit Plan or Endowment Fund in accordance with 13d-1 (b)(1)(ii)(F),

          (g) [ ] Parent Holding Company or control person in accordance with Rule 13d-1 (b)(1)(ii)(G),

          (h) [ ] Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act,

          (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940,

          (j) [ ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to 13d-1(c), check this box:  [ ]

CUSIP No. 594960106                  13G                  Page 7 of 11 Pages

____________________________________________________________________________

Item 4.   OWNERSHIP.

	The percentages used herein and in the rest of Item 4 are calculated based upon the 25,243,000 shares of Common Stock issued and outstanding as of May 1, 2006, as described in the Issuer's Form 10-Q for the quarter ended
March 31, 2006, in addition to 1,353,066 shares issued pursuant to the Conversion Agreement dated as of May 3, 2006, as described in the Issuer's Form 8-K filed on May 4, 2006.



	 Satellite Strategic Finance Associates, LLC
         --------------------------------------------
         (a)	 Amount beneficially owned:  1,478,456

	 (b)     Percent of class: 5.6%

         (c)     Number of shares as to which the person has:




	   	(i)       Sole power to vote or direct the vote               0
         	(ii)      Shared power to vote or to direct the vote   1,478,456
         	(iii)     Sole power to dispose or to direct the
			  disposition of                                      0
         	(iv)      Shared power to dispose or to direct the
                     	  disposition of                               1,478,456



	 Satellite Asset Management, L.P.
         ---------------------------------
         (a)	 Amount beneficially owned: 1,478,456

	 (b)     Percent of class: 5.6%

         (c)     Number of shares as to which the person has:

         	(i)       Sole power to vote or direct the vote               0
         	(ii)      Shared power to vote or to direct the vote  1,478,456
         	(iii)     Sole power to dispose or to direct the
                          disposition of                                      0
        	(iv)      Shared power to dispose or to direct the
                          disposition of                              1,478,456


	 Satellite Fund Management, LLC
         --------------------------
         (a)	 Amount beneficially owned: 1,478,456

	 (b)     Percent of class: 5.6%

         (c)     Number of shares as to which the person has:

CUSIP No. 594960106                  13G                  Page 8 of 12 Pages

____________________________________________________________________________

         	(i)       Sole power to vote or direct the vote               0
         	(ii)      Shared power to vote or to direct the vote  1,478,456
         	(iii)     Sole power to dispose or to direct the
                          disposition of                                      0
        	(iv)      Shared power to dispose or to direct the
                          disposition of                              1,478,456

		Satellite Asset Management and Satellite Fund Management expressly declare that this filing shall not be construed as an admission that each is, for the purposes of sections 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by this filing.

Item 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

            IF THIS STATEMENT IS BEING FILED TO REPORT THE FACT THAT
            AS OF THE DATE HEREOF THE REPORTING PERSON HAS CEASED TO BE
            THE BENEFICIAL OWNER OF MORE THAN 5% OF THE CLASS OF SECURITIES,
            CHECK THE FOLLOWING [   ]

Item 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

	    Satellite Asset Management has the power to direct the receipt of dividends from, or proceeds from the sale of, the securities held for the account of SSFA.


Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT
            HOLDING COMPANY.

            This Item 7 is not applicable.


Item 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

            This Item 8 is not applicable.


Item 9.     NOTICE OF DISSOLUTION OF GROUP.

            This Item 9 is not applicable.

CUSIP No. 594960106                  13G                  Page 9 of 11 Pages

____________________________________________________________________________

Item 10.    CERTIFICATION.

            Each of the Reporting Persons hereby makes the following certification:

	    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 594960106                  13G                  Page 10 of 11 Pages

____________________________________________________________________________

				  SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true,complete and correct.



DATED:  May 12, 2006         SATELLITE STRATEGIC FINANCE ASSOCIATES,LLC

                                   By:   Satellite Asset Management L.P.,
                                         as Investment Manager

                                   By:   /s/ Simon Raykher
                                         ------------------------
                                         Name:  Simon Raykher
                                         Title: General Counsel



DATED:  May 12, 2006         SATELLITE ASSET MANAGEMENT, L.P.


                                    By:  /s/ Simon Raykher
                                         ------------------------
                                         Name:  Simon Raykher
                                         Title: General Counsel


DATED:  May 12, 2006         SATELLITE FUND MANAGEMENT LLC

                                    By:  /s/ Simon Raykher
                                         ------------------------
                                         Name:  Simon Raykher
                                         Title: Attorney-in-Fact

CUSIP No. 594960106                  13G                  Page 11 of 11 Pages

____________________________________________________________________________

				   EXHIBIT A

			     JOINT FILING AGREEMENT


            The undersigned hereby agree that this statement on Schedule 13G with respect to the Common Stock of Microvision, Inc., dated as of May 12, 2006, is, and any amendments thereto (including amendments on Schedule 13G) signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities
Exchange Act of 1934.


DATED:  May 12, 2006         SATELLITE STRATEGIC FINANCE ASSOCIATES,LLC

                                   By:  Satellite Asset Management L.P.,
                                        as Investment Manager

                                   By: /s/ Simon Raykher
                                       ------------------------
                                       Name:  Simon Raykhe r
                                       Title: General Counsel



DATED:  May 12, 2006           SATELLITE ASSET MANAGEMENT, L.P.


                                    By:  /s/ Simon Raykher
                                         ------------------------
                                         Name:  Simon Raykher
                                         Title: General Counsel


DATED:  May 12, 2006           SATELLITE FUND MANAGEMENT LLC

                                    By:  /s/ Simon Raykher
                                         ------------------------
                                         Name:  Simon Raykher
                                         Title: Attorney-in-Fact